Exhibit D

                                    FORM OF
                              MANAGEMENT AGREEMENT

                            CASH RESERVES PORTFOLIO

     MANAGEMENT AGREEMENT, dated as of January 1, 2002, by and between Cash Reserves Portfolio, a New York trust (the "Trust"), and Citi Fund Management Inc., a Delaware corporation ("Citi Management" or the "Manager").

                              W I T N E S S E T H:

     WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the "1940 Act"), and

     WHEREAS, the Trust wishes to engage Citi Management to provide certain management services, and Citi Management is willing to provide such management services for the Trust on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. Duties of Manager. (a) Citi Management shall act as the Manager for the Trust and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Trust shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated as of May 23, 1989, and By-Laws, as each may be amended and restated from time to time (respectively, the "Declaration" and the "By-Laws"), the provisions of the 1940 Act, and the then-current Registration Statement of the Trust. The Manager shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's portfolio securities shall be exercised. Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy applicable to the Trust and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of securities for the Trust's account with the brokers or dealers selected by it, and to that end the Manager is authorized as the agent of the Trust to give instructions to the custodian or any subcustodian of the

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Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Trust and/or the other accounts over which the Manager or its affiliates exercise investment discretion. The Manager is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Trust which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Manager and its affiliates have with respect to accounts over which they exercise investment discretion. In making purchases or sales of securities or other property for the account of the Trust, the Manager may deal with itself or with the Trustees of the Trust or the Trust's underwriter or distributor or with its or their respective affiliates, or affiliates of affiliates, to the extent such actions are permitted by the 1940 Act. In providing the services and assuming the obligations set forth herein, the Manager may employ, at its own expense, or may request that the Trust employ at the Trust's expense, one or more subadvisers; provided that in each case the Manager shall supervise the activities of each subadviser. Any agreement between the Manager and a subadviser shall be subject to the renewal, termination and amendment provisions applicable to this Agreement. Any agreement between the Trust and a subadviser may be terminated by the Manager at any time on not more than 60 days' nor less than 30 days' written notice to the Trust and the subadviser. To the extent authorized by the Board of Trustees and subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or a portion of the assets of the Trust in one or more investment companies.

     (b) Subject to the direction and control of the Board of Trustees of the Trust, Citi Management shall perform such administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (i) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative and management functions herein set forth;
(ii) supervising the overall administration of the Trust, including negotiation of contracts and fees with and the monitoring of performance and billings of the Trust's transfer agent, investor servicing agents, custodian and other independent contractors or agents; and (iii) arranging for maintenance of books and records of the Trust. Notwithstanding the foregoing, Citi Management shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of shares of beneficial interest in the Trust, nor shall the Manager be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian or investor servicing agent of the Trust. In providing administrative and management services as set forth herein, the Manager may, at its own expense, employ one or more subadministrators; provided that the Manager shall remain fully responsible for the performance of all administrative and management duties set forth herein and shall supervise the activities of each subadministrator.

     2. Allocation of Charges and Expenses. Citi Management shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. Except as provided in the foregoing sentence, it is understood that the Trust will pay from the assets of the Trust all of its own expenses including, without limitation, organization

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costs of the Trust; compensation of Trustees who are not "affiliated persons"
of Citi Management; governmental fees; interest charges; brokerage fees and commissions; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, placement agent, investor servicing agent, service agent, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming shares of beneficial interest and servicing investor accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, investor reports, notices, proxy statements and reports to governmental officers and commissions and to existing investors of the Trust; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Trust (including but not limited to the fees of independent pricing services); expenses of meetings of the Trust's investors; expenses relating to the registration and qualification of shares of the Trust; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

     3. Compensation of Manager. For the services to be rendered and the facilities to be provided by the Manager hereunder, the Trust shall pay to the Manager from the assets of the Trust a management fee computed daily and paid monthly at an annual rate equal to the percentage of the Trust's average daily net assets for the Trust's then-current fiscal year set forth opposite the Trust's name on Schedule A annexed hereto (the "Aggregate Management Fee"), minus the Trust's Aggregate Subadviser Fee (as defined below), if any. To the extent that the Trust's Aggregate Subadviser Fee exceeds the Trust's Aggregate Management Fee, the Manager shall pay such amount to the applicable subadvisers on the Trust's behalf. A Trust's Aggregate Subadviser Fee is the aggregate amount payable by the Trust to subadvisers pursuant to agreements between the Trust and the subadvisers. If the Manager provides services hereunder for less than the whole of any period specified in this Section 3, the compensation to the Manager shall be accordingly adjusted and prorated.

     4. Covenants of Manager. The Manager agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter or placement agent, as principals in making purchases or sales of securities or other property for the account of the Trust, except as permitted by the 1940 Act, and will comply with all other provisions of the Declaration and By-Laws and the then-current Registration Statement applicable to the Trust relative to the Manager and its directors and officers.

     5. Limitation of Liability of Manager. Citi Management shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Citi Management" shall include directors, officers and employees of the Manager as well as the Manager itself.

     6. Activities of Manager. The services of the Manager to the Trust are not to be deemed to be exclusive, the Manager being free to render investment

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advisory, administrative and/or other services to others. It is understood that
Trustees, officers, and investors of the Trust are or may be or may become interested in the Manager, as directors, officers, employees, or otherwise and that directors, officers and employees of the Manager are or may become similarly interested in the Trust and that the Manager may be or may become interested in the Trust as an investor or otherwise.

     7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written, shall govern the relations between the parties hereto thereafter and shall remain in force for a period of two years from its effectiveness, on which date it will terminate unless its continuance with respect to the Trust after that date is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of Citi Management at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Trust.

     This Agreement may be terminated at any time with respect to the Trust without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Trust, or by the Manager, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment."

     This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Trust (except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act).

     The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     8. Licenses. The Trust hereby agrees to reimburse the Manager for any and all reasonable costs incurred by the Manager relating to the acquisition and retention of licenses to be used in connection with the management of the Trust.

     9. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.


     The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees, officers or investors of the Trust individually.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.


CASH RESERVES PORTFOLIO                    CITI FUND MANAGEMENT INC.


By:________________________________        By:_________________________________

Title:_____________________________        Title:______________________________


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                                                                     SCHEDULE A


                  TRUST                     AGGREGATE MANAGEMENT FEE (EXPRESSED
                                                       AS A PERCENTAGE OF
                                              THE TRUST'S AGGREGATE NET ASSETS
                                              FOR ITS THEN-CURRENT FISCAL YEAR)


Cash Reserves Portfolio                                     0.20%